Exhibit 99.1


         DRI Corporation Receives Order from General Electric


    --  Order for Digital Recorders(R) Products Valued at
        Approximately $1 Million

    -- Order Slated for Massachusetts Bay Transportation Authority's Heavy Rail Fleet


    DALLAS--(BUSINESS WIRE)--Oct. 4, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that its Digital Recorders, Inc. subsidiary, based in Durham, N.C., has received an order valued at approximately $1 million from GE Transportation Systems through its GETS Global Signaling, LLC division based in Canton, Mass.

    "GE Transportation Systems, a sector of General Electric, is one of the world's largest transportation groups. Celebrating its 100th anniversary in 2007, GE Transportation Systems has more than 30 years' experience as a supplier of integrated passenger information systems in North America. Through our relationship with GE Transportation Systems -- an organization that is highly respected and uniquely capable of integrating our products with larger systems in ways that exceed our independent abilities -- we are further extending our transit market reach. In this case, that includes extending into rail vehicle applications. This order for the Digital Recorders(R) Passenger Train Information System includes the Digital Recorders(R) Voice Announcement and Automatic Vehicle Locating systems. The order will benefit the Massachusetts Bay Transportation Authority's (MBTA) heavy rail fleet. The project is already underway, and product delivery is expected to conclude in first quarter 2009," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    The Company's Digital Recorders, Inc. subsidiary and GE
Transportation Systems are working together through a Teaming
Agreement to deliver advanced technology systems integration projects.

    ABOUT GE TRANSPORTATION

    GE Transportation System's rail business
(www.getransportation.com) is one of the world's leading suppliers to the railroad, transit, marine, stationary and mining industries, providing freight and passenger locomotives, motorized systems for mining trucks and drills, railway signaling and communications systems, value-added services and information technology solutions to its customers. With sales in excess of $2.5 billion, GE Transportation's rail business employs approximately 8,000 people worldwide.

    GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

    ABOUT MBTA

    In terms of daily ridership, the MBTA remains the nation's fifth largest mass transit system. It serves a population of approximately 4,667,555 (2000 census) in 175 cities and towns with an area of 3,244 square miles. To carry out its mission, it maintains 183 bus routes. The average weekday ridership for the entire system is approximately
1.1 million passenger trips.

    ABOUT THE DIGITAL RECORDERS, INC. SUBSIDIARY

    Established in 1983, the Company's Digital Recorders, Inc.
subsidiary develops and manufactures intelligent transportation products for the transit industry. Products include: Digital
Recorders(R) computer-aided dispatch/automatic vehicle location systems; Digital Recorders(R) automatic vehicle monitoring systems; Talking Bus(R) automatic voice announcement systems; Digital
Recorders(R) vandal-resistant, hands-free driver microphones;
VacTell(TM) video actionable intelligence systems, and more. For more information about the Company's Digital Recorders, Inc. subsidiary, go to www.talkingbus.com.

    ABOUT THE COMPANY

    DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of new orders or their expected delivery and installation dates, as well as the potential benefit such orders may have on our ongoing operations, together with any statement, express or implied, concerning future events or expectations, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "belief," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including the risk that the assumptions behind the products' order, delivery and installation are incorrect, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com